Code of Conduct

These guidelines and policies will provide essential information about the code of conduct expected of Snow Capital Management, LP. (“the Firm” or “Snow Capital”) employees with regard to their general affiliation with Snow Capital and Trust for Professional Managers (the “Trust”). The Trust is the sponsor of the Snow Capital Opportunity Fund (“the Fund”) of which the Firm is the investment advisor. These guidelines are not intended to address every situation. Employees of The Firm as part of their employment are expected to obey all securities laws. The Firm recognizes its need to respond flexibly to dynamic business needs and circumstances. Accordingly, Snow Capital reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice. This Code of Conduct (the “Code”) is not intended to be a contract or legally binding agreement, nor does it promise specific treatment in specific situations. For more information about this Code, please consult the Chief Compliance Officer.

Introduction

Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "Investment Company Act") requires the Trust, as a registered investment company, to adopt a written Code of Ethics. The Rule also requires investment advisers to and principal underwriters for (each a "Fund Organization") the Trust to adopt a written Code of Ethics and to report to the Board of Trustees of the Trust (the "Board") any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent "access persons" (defined in Appendix 1) from engaging in fraud. In addition, certain key "investment personnel" (summarized below and defined in Appendix 1) of a Fund Organization are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an "IPO") or private placement (a "Limited Offering").

Snow Capital’s Code applies company-wide. It addresses issues that concern the Firm and applies to all employees. The Code does not attempt to anticipate every ethical dilemma that you might encounter during your career at Snow Capital. Instead, it offers general guidance on certain issues thereby maintaining the Firm’s high ethical standards. Snow Capital expects its employees to exercise prudent judgment in the execution of job responsibilities. Employees of The Firm as part of their employment are expected to obey all securities laws.

If you need additional guidance or have questions about how to interpret the Code, consult your direct supervisor. If your direct supervisor is unavailable, or if, for any reason, you feel uncomfortable discussing questions/concerns with your supervisor, you should speak directly with the Chief Compliance Officer of the Firm.

Please note that Snow Capital expects you to comply with the letter of the Code and to observe its spirit. Always consider how your actions as a Snow Capital employee will reflect on the Firm as a whole and yourself as a professional.

If an employee acts in a manner contrary to the Code, he or she could be subject to corrective action, which could range from counseling to termination of employment, depending on management’s evaluation of the circumstances. Inadvertent Code violations are considered extremely serious.

Key Definitions

For certain key definitions of capitalized terms used herein, see Appendix 1.

General Prohibitions Under The Rule
The Rule prohibits fraudulent activities by affiliated persons of the Firm, the Trust or a Fund Organization. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud the Fund or the Firm;
(b)
make any untrue statement of a material fact to the Fund or the Firm or omit to state a material fact necessary in order to make the statements made to the Fund or the Firm, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or the Firm; or
(d)	engage in any manipulative practice with respect to the Fund or the Firm.

Chief Compliance Officer

In order to meet the requirements of the Rule, the Code includes a procedure for detecting and preventing material trading abuses and requires all Access Persons to supply duplicate brokerage statements to the Firm. The Chief Compliance Officer will maintain a list of all Access Persons and Investment Personnel notify an employee if that person fits the definition of Access Person or Investment Personnel and inform these Access Persons and Investment Personnel of their reporting obligations.

Disclosure of Personal Securities Transactions

Snow Capital permits employees to maintain personal securities accounts provided any such personal investing by the advisory employee or any immediate family or HOUSEHOLD MEMBER is consistent with the Firm’s fiduciary duty to its clients. The employee must report all account activity in accordance with the Sections 1-4. All Access Persons must provide duplicate statements for all brokerage accounts held personally or by any immediate family or HOUSEHOLD MEMBER.

1) Access Person Reports

All Access Persons are required to submit brokerage statements directly to the Chief Compliance Officer for THEMSELVES AND ANY IMMEDIATE FAMILY MEMBER residing at the same address (see Appendix 2 for the form of an Authorization Letter).

INITIAL HOLDINGS REPORT. Within ten days of becoming an Access Person (and the information must be current as of no more than 45 days prior to becoming an Access Person), each Access Person must report the following information:

(1)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted by the Access Person.

A form of the INITIAL HOLDINGS REPORT is attached as Appendix 3.

ANNUAL HOLDINGS REPORTS. Each year, the Access Person must report the following information (and the information must be current as of no more than 45 days prior to the date of the report):

(1)
The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund involved;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)	The date the report is submitted by the Access Person.

A form of the ANNUAL HOLDINGS REPORT is attached as Appendix 4.

2) Compliance With Other Securities Laws

The Code is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by the Code are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by the Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of the Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though the Code does not address specifically these other areas of fiduciary responsibility.

3) Prohibited Trading Practices

(a)
No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Fund; or

(ii)
is in the process of being purchased or sold by the Fund (except that an Access Person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by a Fund Organization).

(b)
Investment Personnel of the Fund or its investment adviser must obtain approval from the Fund or the Fund's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(c)	No Access Person may trade ahead of the Fund - a practice known as "frontrunning."

4) Sanctions

All trades placed by access personnel will be reviewed by the Chief Compliance Officer of the Firm. Any material violation of the Code may result in sanctions that may include, but are not limited to: (1) a written reprimand in the Access Person's employment file; (2) a suspension from employment; and/or (3) termination from employment.

Conflicts of Interest

Snow Capital expects its employees to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its customers. Snow Capital considers a ‘conflict of interest’ to be any situation in which your own interests could interfere with your duties as a Snow Capital employee.

Please remember that the appearance of a conflict of interest is sometimes as damaging to you and the Firm as an actual conflict. Be sure to disclose all potential conflicts of interest to your direct supervisor, including those cases in which you are placed in a conflict of interest inadvertently.

Business Relationships

All business relationships at Snow Capital must be based purely on business considerations, not on the personal interest of Firm employees or their associates. Here are some examples of business relationships that may cause a conflict of interest:

➢	A Snow Capital employee holds a significant personal financial interest in a company that conducts business with Snow Capital.

➢	A Snow Capital employee holds a significant personal financial interest in a company that directly competes with Snow Capital.

➢
A Snow Capital employee is an immediate relative or close friend of someone who stands to directly profit from and/or who holds a financial interest in a company that conducts business with Snow Capital.

➢
A Snow Capital employee is involved in any form of personal or business relationship with a client that could directly affect the employee’s ability to make an independent decision in the administration of the client’s business with Snow Capital.

➢	A Snow Capital employee engages in business or volunteer work that detracts from his/her ability to effectively and diligently discharge professional obligations.

If you believe that a potential business relationship would cause a conflict of interest, do not take part in the business decision affected. If you are confident that your business relationship does not present a conflict of interest, but fear that it might appear as such, disclose the relationship to your direct supervisor.

Corporate Opportunity

Employees may not acquire or derive personal gain or profit from any business opportunity or investment that comes to their attention as a result of employment with Snow Capital and in which Snow Capital might reasonably be expected to participate without first disclosing all relevant facts pertaining to the opportunity to your direct supervisor, who in turn must disclose the situation to the Chief Compliance Officer.

Investing in a Client’s Business

Generally, employees may invest in a Snow Capital client’s or vendor’s business if it is a public corporation whose stock is widely held, or if it is a business that is owned by the employee’s family and is closely held. Other business investments are acceptable if they represent less than one percent (1%) of the value of the company’s equity or debt. Investments outside of these guidelines should be discussed with the Chief Compliance Officer to ensure that a conflict is not present. Regardless of the level of ownership you may have in a business, it is important that you remove yourself from any situation in which you could be perceived to have influence over the relationship between the business and Snow Capital.

Accepting or Offering Items of Value

Firm policy prohibits any employee of Snow Capital from requesting or accepting a gift, gratuity, or anything else of value in return for any business, service or confidential information of the Firm, or in connection with any Snow Capital transaction.

Incidental gifts, valued at $100 or less may be given or accepted with discretion. Upon receipt or offer of any such gift or gratuity that could reasonably be valued above $100, the advisory person should inform the Chief Compliance Officer of Snow Capital who will advise as to the appropriate course of action. If it is not possible to obtain approval prior to acceptance of a gift valued over $100, you are expected to report the gift within three business days of its receipt.

Each member of the Firm is required to acknowledge annually that he/she has neither given to nor received from another a gift or gratuity in excess of $100.

Cash should never be offered or accepted, regardless of the amount.

Acting as a Fiduciary

A “fiduciary” is a person to whom property or authority is given for the benefit of a third party. Acting as a trustee, executor of an estate, or legal guardian are common examples of a fiduciary relationship. Snow Capital generally discourages you from acting as a fiduciary because fiduciary duties:

1)	can consume much of your time;
2)	might compete directly with similar services offered by Snow Capital; and
3)	might put you in a conflict of interest situation.

Snow Capital may allow you or your immediate family member to act as a fiduciary if the following conditions are met:

1)	The fiduciary relationship is with a member of your immediate family or with a close friend whose friendship is independent of any business with Snow Capital.
2)	You have not manipulated a client to enter a fiduciary relationship involving the customer (particularly with respect to bequests under wills or grants under trusts).
3)	You do not use any Snow Capital resources in your capacity as fiduciary.

You must receive written approval from the Chief Compliance Officer of the Firm before you accept an appointment as a fiduciary, except when your fiduciary relationship is with an immediate family member or close friend whose friendship is independent of any business relationship with Snow Capital.

Outside Employment

Snow Capital generally discourages its employees from holding a second job, but outside employment may be permitted in some cases. The Firm does not allow employees to engage in outside work that:

➢	detracts from your ability to discharge your responsibilities to Snow Capital;
➢	adversely affects the quality of your work for Snow Capital;
➢	competes with Snow Capital;
➢	requires the use of Snow capital resources or facilities;
➢	affirms / implies that Snow Capital endorses or sponsors your outside interest;
➢	damages Snow Capital’s reputation;
➢	creates a conflict of interest.

Before you accept outside employment, you should discuss the concerns listed above with the Chief Compliance Officer.

Purchasing Property owned by Snow Capital

Snow Capital does not allow you or members of your immediate family to purchase or dispose of Snow Capital-owned property unless:

1)	it is offered to employees by the Firm;
2)	it is collateral or other property that has been repossessed by the Firm and offered at public sale or auction; or
3)	the court that has jurisdiction has approved the purchase or sale.

Personal Use of Snow Capital Resources

Personal use of Snow Capital resources is prohibited except where documented approval is granted by the Chief Compliance Officer.

Execution of Binding Legal Agreements

Employees other than the Chief Investment Officer of the Firm or his designee are prohibited from entering into or executing legal agreements on behalf of the Firm.

Dishonesty

The Firm expects its employees to do their jobs with honesty and integrity. Acts of dishonesty may result in the Firm terminating the offender’s employment without severance pay. Such decisions are made on a case-by-base basis dependent on facts and circumstances.

Snow Capital may conduct a security investigation for new employees who accept jobs that carry high security risk. Snow Capital determines which jobs carry high risks and how thorough each investigation will be. The Firm may seek the assistance of outside counsel or law enforcement agencies for investigative activities.

Theft

Snow Capital considers a person guilty of theft if it determines that the employee misappropriated property, financial assets, information and/or intellectual property belonging to the Firm, its clients, or other employees. All such thefts must be reported to the appropriate regulatory agency and law enforcement officials, regardless of the dollar amount involved.

Convictions of Criminal Activity

Snow Capital may dismiss employees who are convicted of certain criminal activities. If an employee is arrested or is under investigation for charges involving dishonesty, breach of trust, or money laundering, Snow Capital may suspend the person without pay until an investigation is completed.

Accuracy / Completeness of Firm Records

Snow Capital employees must maintain complete and accurate records of their work. Employees may not structure accounts or other corporate records so as to avoid reporting or signing authority requirements, nor may they misrepresent a transaction to make it appear more beneficial to the Firm than it really is. Snow Capital considers removing from Firm premises, falsifying or misrepresenting Firm accounts and records to be the equivalent of fraud.

Awareness of Illegal or Harmful Activities

Whenever you believe that a co-worker has committed an illegal or dishonest act or an act that causes harm to people or property, you have to report it to your direct supervisor or the Chief Compliance Officer of the Firm immediately. Information you provide will be held in the strictest confidence. An employee who knows of an illegal, harmful, or dishonest act but does not report it may be considered an accessory or an abettor. There will be no retaliation from Snow Capital or any of its employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another Snow Capital employee.

Personal Conduct

Snow Capital is committed to maintaining a diverse work environment where all employees can work together comfortably and productively. We expect all employees to treat each other with respect. Our employees are entitled to a workplace free from any form of discrimination or harassment, including sexual harassment.

The Firm prohibits discrimination against any of its employees, clients, independent contractors or vendors, and particularly if the conduct is based on an individual’s race, religion, sex, age, national origin, ancestry, marital status, sexual orientation, physical or mental disability, or any other characteristic protected by law.

While certain conduct is deemed prohibited by the Firm, it also may be a violation of federal and state anti-discrimination laws. The Firm prohibits such behavior even if it is not so severe that it would be considered illegal under the law. Harassing conduct is prohibited even if the offending employee did not intend to offend or believed his or her comments or conduct was welcome.

Personal Financial Responsibility

The nature of Snow Capital’s business requires a scrupulous regard for high standards of conduct and personal integrity. These high standards are essential if the Firm is to merit the confidence of its clients and the public. As an element of personal integrity, the Firm expects you to maintain your personal finances in such a way that they do not reflect poorly on the Firm’s reputation or create the appearance of financial impropriety on your part.

Drug / Alcohol Abuse

Snow Capital strives to provide a drug-free work environment for its employees. You are not allowed to possess or use illegal drugs at the workplace or come to work under the influence of any substance, including alcohol, which impairs your abilities. If you are on prescription medication, check with your pharmacist or physician before coming to work.

Other than at appropriate Firm-sponsored events, you are not allowed to use alcohol in the workplace.

Confidentiality

Employees are entrusted with and have access to equipment, systems, information and/or intellectual property related to Snow Capital’s business and its clients, all of which are highly valuable assets of the Firm. Examples of items that must be treated as confidential include, but are not limited to: business systems; access to systems; information about clients, vendors, and employment relationships; products; research and development material; client accounts (including employee accounts); policies and procedures; and corporate decisions and future business plans.

We consider all information about our business and clients that is not generally known to the public or to our competitors to be confidential and trade secrets (“confidential information”). This confidential information is a valuable asset of the Firm, and protection of this asset is important to maintaining our competitive position in the investment advisory community. It is the responsibility of each employee to maintain the confidentiality of all such information both during and after employment.

When in doubt as to the confidentiality or proprietary nature of resources or to report a privacy incident, where non-public information is handled in an unsecured manner, or shared, intentionally or unintentionally, with an unauthorized party, employees should consult the Chief Compliance Officer.

Privacy of Clients

Clients in this information era are understandably concerned about the way their personal information is handled, and in financial matters the subject is even more sensitive. You must maintain confidentiality when sharing clients’ personal financial information within Snow Capital or with contracted outside service providers or vendors.

To protect the privacy of our clients, you should read and understand the Firm’s privacy policy. It explains the safeguarding, collecting, and sharing of clients’ non-public personal information, and the circumstances under which we may use and share this information.

Whenever possible, employees must verify the authority / identity of those seeking access to confidential non-public information about the Firm and/or its clients.

Insider Information

In the course of your work, you might have access to information about Snow Capital, its employees, its clients, or the companies with which it does business or invests that could influence an investor’s decisions. You are not allowed to disclose such “material inside information” until it has been disclosed to the public. Until it is made public, you may not use inside information for personal gain, nor may you “tip” others to make investments based on the information. You should be very careful when investing in or discussing the Firm, its clients, or the companies with which it does business so that your activities won’t be perceived as insider trading or facilitating the insider trading activities of others. The penalties for insider trading can include imprisonment and/or fines.

Outside Directorships

You may not serve as a director of a public or private business without prior written approval of the Chief Compliance Officer. You also need prior written approval to serve as paid director for a not-for-profit organization (e.g., homeowner’s association, church board, community group, or charitable foundation). However, you need no permission to serve as an unpaid director of a not-for-profit organization. Before you agree to serve in any outside directorship, make sure that the position does not invite a conflict of interest, detract from your professional performance, or reflect negatively on the business activities or reputation of Snow Capital.

Civil / Political Activities and Contributions

Snow Capital encourages you to exercise your responsibility to vote and take an active interest in the issues of your community. You should remember, however, that your own civic and political activities and contributions represent your own views, not those of the Firm. You should not display political symbols, distribute political literature, gather signatures on a petition, or otherwise engage in political activity at Snow Capital facilities or functions. You should not use envelopes or stationery printed with the Firm’s name or address for your political correspondence.

You are certainly allowed to make contributions to any political candidate or party you choose. However, you are not to make any donation or present any personal gift in the name of Snow Capital. You should also ensure that the recipient of the contribution does not think that your contribution represents an endorsement from Snow Capital.

Lobbying Activities

Employees may not undertake activities designed to influence the decisions or actions of government officials in a manner that would require them or the Firm to register as a lobbyist, or employer of a lobbyist, without the prior written authorization of the Chief Compliance Officer. Due to the complexities associated with lobbying, you should seek guidance and approval whenever you have the slightest doubt about whether your conduct could require registration or reporting as a lobbyist.

Anti-trust

Employees must avoid any form of agreement or understanding with employees of competing investment advisory firms. The Firm discourages discussions about Snow Capital’s products, services, fees, and business plans because such discussions could be construed in certain circumstances to be agreements or conspiracies to fix or establish prices, or otherwise restrain competition in violation of state and federal anti-trust laws. Such discussions may also contravene other Firm policies, such as the policy against disclosure of proprietary information.

Ethical Concerns

You should first discuss issues or concerns related to the Code with your direct supervisor. If your supervisor is unavailable, or if, for any reason, you feel uncomfortable discussing conduct-related issues them with your supervisor, you should speak directly with the Chief Compliance Officer.

Thank you for your commitment to upholding the Firm’s principles and ethical standards.

ACKNOWLEDGED AND AGREED:

I have read and I understand the terms of the Code.

By:_______________________________

Name:

Title:

Snow Capital Management, LP

Date:

APPENDIX 1

DEFINITIONS

ACCESS PERSON

(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment adviser; (ii) any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund; and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

ADVISORY PERSON

(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

CONTROL

The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

COVERED SECURITY

Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

FUND

A series of the Trust.

IMMEDIATE FAMILY MEMBER

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

INITIAL PUBLIC OFFERING (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

INVESTMENT PERSONNEL

(i) any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

LIMITED OFFERING

An offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

PURCHASE OR SALE OF A COVERED SECURITY

Includes, among other things, the writing of an option to purchase or sell a Covered Security.

REPORTABLE FUND

Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

SECURITY

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, shares of exchange-traded funds (“ETFs”), investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

SECURITY HELD OR TO BE ACQUIRED BY THE FUND

(i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraphs (a) or (b) above.

APPENDIX 2

Form of Authorization Letter

Date
Name of Broker Address

Re: Brokerage Statements of [name of employee]

Ladies and Gentlemen:

The above referenced person is an employee of [name of Fund Organization]. Federal securities laws require that we monitor the personal securities transactions of certain key personnel. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee's brokerage statements and transaction confirmations to:

Chief Compliance Officer
Snow Capital Management, LP
2100 Georgetowne Drive
Suite 400
Sewickley, PA 15143

Should you have any questions, please contact the undersigned at 724-934-5800.

Very truly yours,

Nathan T Snyder
Chief Compliance Officer

AUTHORIZATION:

                I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:_______________
Name:
SSN:
Account Number:

APPENDIX 3

INITIAL HOLDINGS REPORT

(complete within ten days of becoming an Access Person)

Date: ___________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1.	HOLDINGS

Name and Type of Covered Security and/or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	BROKERAGE ACCOUNTS

Name of Institution and Account Holder’s Name(i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

REVIEWED: ____________________________
(compliance officer signature)

DATE: ____________________________

APPENDIX 4

ANNUAL HOLDING REPORT

(current within 45 days of the date of the Report)

Date: ___________

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1.	TRANSACTIONS

Name and Type of Covered Security and/or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account Holder’s Name(i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

REVIEWED: ___________________________
(compliance officer signature)

DATE: _________________________